SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 22, 2003

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdiction of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida (Address of Principal Executive Offices)	13-3368271 (IRS Employer Identification No.) 33734 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

Flanders Corporation today announced its results for its third quarter ended September 30, 2003.  The Company reported earnings for the third quarter of $2.3 million, or $0.09 per share, up 92% from $1.2 million, or $0.05 per share in the third quarter of 2002.  Revenues for the quarter were up slightly to $50.2 million from $50.1 million in the third quarter of 2002.

Excluding revenues from the Tidewater Group, which was sold in December 2002, sales were up approximately 2% compared to the third quarter of 2002. The U.S. manufacturing economy continued to shrink during the quarter, even though the rest of the economy grew.  The Company’s industrial filter sales, which are primarily to other manufacturing companies, continued to be negatively impacted by the decline in the overall manufacturing sector, however it appears that the Company has increased its market share in this category. These declines in industrial and commercial filter sales during the quarter were balanced by increases in sales through retailers. Operating results were again negatively impacted during the third quarter by higher than expected bad debt expenses.

Robert Amerson, Chief Executive Officer, commented, “Our margins to wholesale and industrial filter companies have been negatively impacted during the past six months, primarily due to the intense competition in this sub-market. We believe wholesale and industrial filter companies are experiencing a wave of consolidation, as weaker companies try to compete in a shrinking market created by the current, difficult manufacturing climate. We anticipate that our financial stability, manufacturing capacity and delivery performance will enable us to acquire a leading market position in industrial and wholesale filter products as this process continues.”

Robert Amerson, Chief Executive Officer, continued, “We are continuing to see a tremendous amount of interest in our high-end containment products for government and commercial settings. We continue to work on acquiring contracts in this area, and believe that success in this area could have a major impact on our operations. This is a developing market, and we currently have no reliable data as to the size of this niche.  We have a competitive advantage with these customers, given our long experience in what was, historically, a niche specialty manufacturing area.”

Conference Call

The Company has scheduled a conference call for Thursday morning, October 23, 2003 at 11:00 EST.  People wishing to participate in the conference call should dial 973-935-2407 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q3 2003	Q3 2002
Net sales	$ 50.2	$ 50.1
Gross profit	11.9	10.9
Operating expenses	8.3	8.0
Operating income	3.6	2.9
Earnings before income taxes	3.2	2.0
Net earnings	$ 2.3	$ 1.2
Net earnings per share: Basic	$ 0.09	$ 0.05
Diluted	$ 0.09	$ 0.05
Common shares outstanding: Basic	26.0	26.0
Diluted	26.4	26.0

Selected Balance Sheet Data (in Millions)	9/30/2003	12/31/2002
Working capital	$ 43.8	$ 41.4
Total assets	147.7	141.7
Long-term obligations, including current maturities	29.2	35.5
Total shareholders’ equity	79.1	72.9

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 22, 2003

FLANDERS CORPORATION

By:  /s/  Steven K. Clark_________

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/
Chief Operating Officer and Director